Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WESTLAKE CHEMICAL CORPORATION

Westlake Chemical Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby adopts this Certificate of Amendment, which amends the Amended and Restated Certificate of Incorporation of the Corporation, as described below, and does hereby further certify that:
1.    The name of the Corporation is Westlake Chemical Corporation.
2.    The Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the amendments to the Certificate of Incorporation that this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is effecting, and the Corporation's stockholders have duly adopted those amendments, all in accordance with the provisions of Section 242 of the DGCL.
3.    The following is hereby added as ARTICLE THIRTEENTH of the Amended and Restated Certificate of Incorporation of the Corporation:
"THIRTEENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint arising under the Securities Act of 1933, as amended. Any person or entity owning, purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH. If any provision or provisions of this Article THIRTEENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article THIRTEENTH (including, without limitation, each portion of any sentence of this Article THIRTEENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby."
i